Exhibit 11

                           GreenMan Technologies, Inc.
                     Statement Regarding Net Loss per Share
                                December 31, 1999

                                                         Three Months Ended
                                                            December 31,
                                                        1998            1999
                                                     -------------------------

Net (loss) profit from continuing operations........ $  (110,429)  $   (59,052)

Net loss from discontinued operations............... $  (110,384)  $        --
                                                     -----------   -----------

Net (loss) income  ................................. $  (220,813)  $   (59,052)
                                                     ===========   ===========


Net (loss) income per share - basic  ............... $     (0.02)  $        --
                                                     ===========   ===========

Weighted average shares outstanding ................   9,109,847    11,818,291
                                                     ===========   ===========